Exhibit 3.37
ARTICLES OF INCORPORATION
OF
CHAPARRAL SERVICE, INC.
     We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the New Mexico Business Corporation Act, adopt the following Articles of Incorporation for such corporation:
     FIRST: The name of the corporation is Chaparral Service, Inc.
     SECOND: The period of its duration is perpetual.
     THIRD: The purpose or purposes for which the corporation is organized are: for all lawful purposes.
     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 500,000 shares with a par value of $1.00 per share.
     FIFTH: The corporation will not commence business until at least one thousand dollars has been received by it as consideration for the issuance of shares.
     SIXTH: Provisions limiting or denying to shareholders the pre-emptive right to acquire additional or treasury shares of the corporation are: None.
     SEVENTH: Provisions for the regulation of the internal affairs of the corporation are: None.
     EIGHTH: The address of the initial registered office of the corporation is Box 1075, Eunice, New Mexico 88231, and the name of its initial registered agent at such address is Paul Dean Prather.
     NINTH: The number of directors constituting the initial board of directors of the corporation is three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS

Paul Dean Prather	Box 1075, Eunice, New Mexico 88231
Bessie Ann Prather	Box 1075, Eunice, New Mexico 88231
Blondean Magee	Box 1075, Eunice, New Mexico 88231
     TENTH: The name and address of each incorporator is:

NAME	ADDRESS

Paul Dean Prather	Box 1075, Eunice, New Mexico 88231
Dated July 18, 1969

/s/ Paul Dean Prather
INCORPORATOR